Filed pursuant to Rule 424(b)(3)
Registration No. 333-167078

PROSPECTUS

HYDROGENICS CORPORATION

200,000 Common Shares

The 200,000 common shares (no par value) of Hydrogenics Corporation offered hereby may be sold from time to time by certain of our security holders listed under “Selling Shareholders” in this prospectus (the “Selling Shareholders”).  See “Selling Shareholders.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the Selling Shareholders.  We will bear all fees and expenses incurred by us in connection with our obligation to register the common shares other than any fees and expenses incurred by the Selling Shareholders, including selling commissions and transfer taxes applicable to the sale of common shares or any fees and disbursements of counsel for the Selling Shareholders.

Pursuant to Settlement Agreements with the Selling Shareholders (as described under “Private Placement of Common Shares” in this prospectus), we are filing this prospectus to register the common shares for secondary sales by the Selling Shareholders.

The securities offered hereby have not been and will not be qualified for sale by way of a prospectus under the securities laws of Canada or any province or territory of Canada.  The securities were not offered or sold in Canada or to a Canadian resident and the securities are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof.  This prospectus has not been filed in respect of, and will not qualify, any distribution of shares in any province or territory of Canada.  Prior to a specified date, any certificate evidencing the common shares will bear a legend to the effect that such holders will not resell the shares to any Canadian resident or in Canada.  See “Plan of Distribution” and “Canadian Transfer Restrictions.”

The Selling Shareholders have not advised us of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares may be sold from time to time in transactions (which may include block transactions) on The NASDAQ Global Market (the “NASDAQ”) or the Toronto Stock Exchange (the “TSX”) at the market prices then prevailing.  Sales of the shares offered hereby may also be made through negotiated transactions or otherwise.  The Selling Shareholders and the brokers and dealers through which the sales of the shares offered hereby may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters’ compensation.  See “Plan of Distribution.”

Our common shares are quoted on the NASDAQ under the symbol “HYGS” and listed on the TSX under the symbol “HYG.”  On June 22, 2010, the closing price of our common shares was US$3.87 on the NASDAQ and Cdn$3.91 on the TSX.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 2 of this prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 14, 2010.

Neither the delivery of this prospectus nor the registration of the common shares hereunder shall, under any circumstances, create any implication that there has been no change in our business or affairs since the respective dates as of which information is given herein.

This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus.  All such summaries are qualified in their entirety by such reference.  In making an investment decision, you must rely on your own examination of us and the terms of common shares, including the merits and risks involved.

We are not making any representation to any person acquiring the common shares regarding the legality of an investment in the common shares by such purchaser under any legal investment or similar laws or regulations.  You should not consider any information in this prospectus to be legal, business or tax advice.  You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common shares.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the common shares under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefore.

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You should rely only on the information contained in or incorporated by reference into this prospectus.  References to this “prospectus” include documents incorporated by reference. See “Documents Incorporated by Reference.”  The information in or incorporated by reference into this prospectus is current only as of its date.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to offer these securities.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, the terms “Hydrogenics,” “Company,” “we,” “us” and “our” refer to Hydrogenics Corporation and its consolidated subsidiaries and, where the context requires, includes our predecessor and its consolidated subsidiaries prior to October 27, 2009.

Except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to “US$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.

Unless otherwise indicated, all references in this document to our securities have, where necessary, been adjusted to reflect the share consolidation effected on March 12, 2010, which resulted in one post-consolidation common share for every 25 pre-consolidation common shares (the “Share Consolidation”).

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common shares offered hereby (as amended and supplemented, the “Registration Statement”).  This prospectus forms part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto.  For further information pertaining to the Company and the common shares offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith.  See “Where You Can Find More Information” for information on how to obtain the Registration Statement.  The statements contained in this prospectus concerning any contract or document are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

We prepare our financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to financial statements of U.S. companies.  Information regarding the impact upon our financial statements of significant differences between Canadian GAAP and U.S. generally accepting accounting principles is contained in the notes to our audited consolidated financial statements incorporated by reference in this prospectus.  Our unaudited interim consolidated financial statements for the three months ended March 31, 2010 do not contain a reconciliation of financial information from Canadian GAAP to U.S. GAAP.  The differences between Canadian GAAP and U.S. GAAP remain materially the same as at December 31, 2009 except for new differences related to the accounting for warrants issued in January 2010.  Under Canadian GAAP, the warrants are valued using the relative fair valued method and included within shareholders’ equity.  Under U.S. GAAP, the warrants are fair valued using the residual value method and are classified as a liability.  The warrants are then recorded at their fair value at the end of each reporting period with differences in fair value being recorded in the income statement for the period.

Owning our common shares may subject you to tax consequences.  This prospectus and any information incorporated herein may not describe these tax consequences fully.

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SUMMARY

The summary below highlights selected information contained elsewhere in this prospectus or incorporated by reference herein.  This summary may not contain all of the information that you should consider before buying our common shares from the Selling Shareholders.  You should carefully read this entire prospectus, including each of the documents incorporated by reference herein, before making an investment decision.

Our Company

We are a globally recognized developer and provider of hydrogen generation and fuel cell products.

On October 27, 2009, we completed a non-dilutive financing transaction involving Algonquin Power Income Fund (“APIF”) and our predecessor (“Old Hydrogenics”), which was renamed Algonquin Power & Utilities Corp.  Among other things, the transaction involved the transfer of substantially all of the assets, liabilities and operations of our predecessor to us, and the redemption of our predecessor’s common shares for our common shares on a one-for-one basis and accounted for using a continuity of interests method.  As a result, for financial statement purposes, we are considered to continue the existing business of our predecessor and the proceeds that we received in connection with this transaction are accounted for as a realization of our predecessor’s tax assets.  Investors should refer to our Annual Report on Form 20-F for the year ended December 31, 2009 for information regarding this transaction, which is incorporated by reference in this prospectus.

For further details concerning the Company and our business, see “Documents Incorporated by Reference.”

Our head and registered office is at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8.  Our telephone number is (905) 361-3660.

The Offering

Common shares offered by Selling Shareholders	Up to 200,000 common shares

Common shares to be outstanding immediately after this offering	4,401,976 common shares

Use of proceeds	We will not receive any of the proceeds from the sale of the common shares offered in this prospectus.

Listing	Our common shares are quoted on the NASDAQ under the symbol “HYGS” and listed on the TSX under the symbol “HYG.”

Risk factors	An investment in our common shares involves certain risks which should be carefully considered by prospective investors before investing in our common shares. See “Risk Factors.”

The number of common shares to be outstanding immediately after the completion of the offering is based on 4,401,973 common shares outstanding on June 21, 2010.

RISK FACTORS

Prior to making an investment decision, prospective investors should consider carefully the information and financial data included or incorporated by reference in this prospectus, including, but not limited to, the risk factors discussed in our Annual Report on Form 20-F for the year ended December 31, 2009, including under “Item 3. Key Information — Risk Factors,” “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” and “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds,” as updated by our subsequent filings with the Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference herein, including, but not limited to, our management’s discussion and analysis of financial condition and results of operations as at and for the three months ended March 31, 2010, filed as exhibit 99.2 to our Form 6-K filed on May 12, 2010.  See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

There are regulatory restrictions on your ability to resell the common shares offered hereby.

Unless the common shares offered hereby are sold pursuant to the registration statement of which this prospectus is a part, you may transfer or resell the common shares only in a transaction exempt from registration under the Securities Act and applicable U.S. state securities laws.  Although we are obligated to register resales of the common shares under the Securities Act, for a limited period, no assurance can be given as to the ability of Selling Shareholders to sell their common shares.  Although we are required to register resales of the common shares, the registration statement may not be available to holders at all times.  In addition, the Selling Shareholders may be subject to certain restrictions and potential liability under the Securities Act.  In addition, unless permitted under Canadian securities laws, the common shares offered hereby may not be resold to any Canadian resident or in Canada (a) until a date that is 40 days after the issuance of the common shares and (b) after 40 days unless the conditions in subsection 2.6(3) of National Instrument 45-102 are satisfied or such trade is otherwise permitted under applicable Canadian securities laws.  See “Canadian Transfer Restrictions.”

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute “forward-looking information,” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking statements”). Forward- looking statements can be identified by the use of words, such as “plans,” “expects,” or “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” or “believes” or variations of such words and phrases or state that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. These forward-looking statements relate to, among other things, our future results, levels of activity, performance, goals or achievements or other future events. These forward-looking statements are based on current expectations and various assumptions and analyses made by us in light of our experience and our perceptions of historical trends, current conditions and expected future developments and other factors that we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements.

These risks, uncertainties and factors include, but are not limited to: our inability to increase our revenues or raise additional funding to continue operations, execute our business plan, or to grow our business; inability to address a sustained or broad economic recession, and its impact on our business, results of operations and consolidated financial condition; our limited operating history; inability to implement our business strategy; fluctuations in our quarterly results; failure to maintain our customer base that generates the majority of our revenues; currency fluctuations; failure to maintain sufficient insurance coverage; changes in value of our goodwill; failure of a significant market to develop for our products; failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; failure to compete with other developers and manufacturers of products in our industry; failure to compete with developers and manufacturers of traditional and alternative technologies; failure to develop partnerships with original equipment manufacturers, governments, systems integrators and other third parties; inability to obtain sufficient materials and components for our products from suppliers; failure to manage expansion of our operations; failure to manage foreign sales and operations; failure to recruit, train and retain key management personnel; inability to integrate acquisitions; failure to develop adequate manufacturing processes and capabilities; failure to complete the development of commercially viable products; failure to produce cost-competitive products; failure or delay in field testing of our products; failure to produce products free of defects or errors; inability to adapt to technological advances or new codes and standards; failure to protect our intellectual property; our involvement in intellectual property litigation; exposure to product liability claims; failure to meet rules regarding passive foreign investment companies; actions of our significant and principal shareholders; dilution as a result of significant issuances of our common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against us; volatility of our common share price; dilution as a result of the exercise of options; and regulatory restrictions on the ability to resell the common shares.  These risk factors and others are discussed in more detail under “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2009, including under “Item 3. Key Information — Risk Factors,” “Item 4. Information on the Company,” “Item

5. Operating and Financial Review and Prospects,” and “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds,” which are incorporated by reference herein, as updated by our management’s discussion and analysis of financial condition and results of operations as at and for the three months ended March 31, 2010, filed as exhibit 99.2 to our Form 6-K filed on May 12, 2010, which is also incorporated by reference herein.

These factors may cause the Company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. Forward-looking statements do not take into account the effect that transactions or non-recurring or other special items announced or occurring after the statements are made have on the Company’s business. For example, they do not include the effect of business dispositions, acquisitions, other business transactions, asset write-downs or other charges announced or occurring after forward-looking statements are made. The financial impact of such transactions and non-recurring and other special items can be complex and necessarily depends on the facts particular to each of them.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied in the forward-looking statements contained herein and as such, you are cautioned not to place undue reliance on these forward-looking statements. Many of these risks are beyond our control and current expectation and knowledge.  Therefore, should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, our actual results and performance may vary significantly from what we currently foresee.  Accordingly, we warn investors to exercise caution when considering any statements herein containing forward-looking statements and to not place undue reliance on such statements and underlying assumptions.  We are under no obligation (and expressly disclaim any such obligation) to update or alter statements containing forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares offered in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of March 31, 2010, as adjusted to reflect the issuance of the 200,000 common shares to the Selling Shareholders on May 25, 2010.  The information in this table should be read in conjunction with our consolidated financial statements incorporated by reference into this prospectus.  See our consolidated financial statements for the three months ended March 31, 2010, which is incorporated by reference into this prospectus, for information regarding our indebtedness.  There have been no material changes to our capitalization or indebtedness since March 31, 2010.

	As of March 31, 2010 (US$ in thousands)	Pro-Forma As of March 31, 2010 (US$ in thousands) (1)
	(Unaudited)	(Unaudited)
Shareholders’ equity
Common shares (1)	309,979	310,742
Series A purchaser warrants	778	778
Series B purchaser warrants	881	881
Contributed surplus	16,796	16,796
Deficit	(304,371)	(304,371)
Accumulated other comprehensive loss	(6,195)	(6,195)

Total capitalization	$17,868	$18 631

Notes:

(1)                                  The value of the 200,000 common shares issued to the Selling Shareholders was determined using the closing share price on the NASDAQ on May 17, 2010 of US$4.29, less expected share issuance costs of US$95.  As at March 31, 2010, we had included in accounts payable and accrued liabilities in our consolidated financial statements a US$1.0 million non-cash charge in selling, general and administrative expenses reflecting our best estimate of the costs to settle our disputes with the Selling Shareholders at that time.  See our Annual Report on Form 20-F for information regarding our disputes with the Selling Shareholders.

PRICE RANGE OF OUR SHARES

The following table sets forth the reported trading prices in Canadian dollars and U.S. dollars for our common shares on the TSX and NASDAQ, respectively, since January 1, 2010.  The market price information presented in the table below has been adjusted to reflect the Share Consolidation.  See also “Item 9.  The Offer and Listing” of our Annual Report on Form 20-F for the year ended December 31, 2009 for additional information regarding our trading prices for our common shares, which is incorporated by reference herein.  On June 22, 2010, the closing price of our common shares was US$3.87 on the NASDAQ and Cdn$3.91 on the TSX.

	TSX		NASDAQ
	High (Cdn$)	Low (Cdn$)	High (US$)	Low (US$)
2010
First Quarter	13.75	4.89	13.50	4.61
Monthly Market Prices
2010
January	13.75	9.50	13.50	9.00
February	10.00	5.75	9.25	5.25
March	7.87	4.70	7.75	4.61
April	5.15	4.23	5.16	4.20
May	4.86	4.00	4.83	3.76
June 1 to June 22	4.50	3.77	4.50	3.75

PRIVATE PLACEMENT OF COMMON SHARES

We are registering common shares issued in a private placement to the Selling Shareholders.  On May 21, 2010, we entered into a settlement agreement (“Settlement Agreement”) with each of the Selling Shareholders, pursuant to which, we sold 100,000 common shares to each of the Selling Shareholders, for an aggregate of 200,000 common shares to the Selling Shareholders as a group.  In addition, we are filing the Registration Statement of which this prospectus is a part pursuant to separate Settlement Agreements with each of the Selling Shareholders regarding disputes with the Selling Shareholders.  For additional information regarding the Settlement Agreements, see our Form 6-K filed on May 25, 2010, which is incorporated by reference herein.

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell up to 200,000 common shares of the Company pursuant to this prospectus.  When we refer to “Selling Shareholders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interest in our common shares other than through a public sale.  The common shares being offered by the Selling Shareholders were acquired from us on May 25, 2010 in a private placement.  We have agreed to file the Registration Statement to enable resales of the common shares received by the Selling Shareholders pursuant to separate Settlement Agreements between the Company and each of the Selling Shareholders.

We had previously issued common shares and warrants to the Selling Shareholders in a registered direct offering in January 2010.  See our Annual Report on Form 20-F for the year ended December 31, 2009 for information regarding the January 2010 offering, which is incorporated by reference herein.  Except for the ownership of the common shares and warrants issued to the Selling Shareholders in 2010, the Selling Shareholders have not had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information as of May 25, 2010 with respect to the beneficial ownership of the common shares by the Selling Shareholders and is based on the information provided to us by the Selling Shareholders around the time of the initial filing of the Registration Statement.  Except as set forth in the footnotes to the table, all of these common shares are owned with sole voting and investment power.  The Selling Shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

	Common Shares Owned prior to Offering		Number of Common Shares Offered	Common Shares Owned after Offering (2)
Name of Selling Shareholder	Number	Percent (1)	Hereby	Number	Percent (1)
Alpha Capital Anstalt (3)(4) c/o LH Financial Services Corp. 150 Central Park South, 2nd Fl. New York, New York 10019 Attn: Joe Hammer	277,948	6.31%	100,000	226,810	4.9%

Iroquois Master Fund Ltd. (5)(6) 641 Lexington Avenue, 26th Floor New York, New York 10022	221,658	4.9%	100,000	226,810	4.9%

Notes:

(1)                                  Applicable percentage of ownership is based on 4,401,976 common shares outstanding as of May 24, 2010.

(2)                                  Unless otherwise indicated, assumes that each Selling Shareholder will resell all of the common shares offered pursuant to this prospectus.

(3)                                  Common Shares Beneficially Owned prior to Offering:

Excludes 250,001 common shares issuable upon exercise of warrants held by Alpha Capital Anstalt (“Alpha”) because each of the warrants contains a blocker provision under which the holder thereof does not have the right to exercise each of the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% of the common shares.  See our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein, for information regarding these warrants.

Common Shares Beneficially Owned after Offering:

Includes 177,948 common shares held by Alpha and 44,862 common shares that are issuable upon exercise of warrants held by Alpha, and all such 226,810 common shares in the aggregate represent beneficial ownership of approximately 4.9% of the common shares, based on (1) 4,401,976 common shares issued and outstanding, plus (2) 226,810 common shares issuable upon exercise of the warrants.  The foregoing excludes 205,139 common shares issuable upon exercise of the warrants held by Alpha because each of the warrants contains a blocker provision under which the holder thereof does not have the right to exercise each of the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% of the common shares.

(4)                                  As Konrad Ackerman makes voting and investment decisions on behalf of Alpha, he may be deemed to have voting control and investment discretion over securities held by Alpha.  As a result of the foregoing, Mr. Ackerman may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Alpha.

(5)                                  Common Shares Beneficially Owned prior to Offering:

Includes 121,658 common shares that are issuable upon exercise of warrants (the “Warrants”) held by IMF (as defined below), and all such 221,658 common shares in the aggregate represent beneficial ownership of approximately 4.9% of the common shares, based on (1) 4,401,976 common shares issued and outstanding, plus (2) 121,658 common shares issuable upon exercise of the Warrants. The foregoing excludes 128,343 common shares issuable upon exercise of the Warrants because each of the Warrants contains a blocker provision under which the holder thereof does not have the right to exercise each of the Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% of the common shares.  Includes 226,810 common shares that are issuable upon exercise of warrants (the “Warrants”) held by IMF, and all such 226,810 common shares in the aggregate represent beneficial ownership of approximately 4.9% of the common shares, based on (1) 4,401,976 common shares issued and outstanding, plus (2) 226,810 common shares issuable upon exercise of the Warrants. The foregoing excludes 23,190 common shares issuable upon exercise of the Warrants because each of the Warrants contains a blocker provision under which the holder thereof does not have the right to exercise each of the Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% of the common shares.  See our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein, for information regarding these warrants.

Common Shares Beneficially Owned after Offering:

Includes 226,810 common shares that are issuable upon exercise of warrants (the “Warrants”) held by IMF, and all such 226,810 common shares in the aggregate represent beneficial ownership of approximately 4.9% of the common shares, based on (1) 4,401,976 common shares issued and outstanding, plus (2) 226,810 common shares issuable upon exercise of the Warrants.  The foregoing excludes 23,191 common shares issuable upon exercise of the Warrants because each of the Warrants contains a blocker provision under which the holder thereof does not have the right to exercise each of the Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% of the common shares.

(6)                                  Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF, they may be deemed to have voting control and investment discretion over securities held by IMF.  As a result of the foregoing, each of Iroquois Capital, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

PLAN OF DISTRIBUTION

We are registering the common shares issued to the Selling Shareholders in connection with a settlement of alleged claims arising out of the Share Consolidation to permit the resale of these common shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the common shares.  We will bear all fees and expenses incurred by us in connection with our obligation to register the common shares other than any fees and expenses incurred by the Selling Shareholders, including selling commissions and transfer taxes applicable to the sale of common shares or any fees and disbursements of counsel for the Selling Shareholders.

Subject to the restrictions set out in “Canadian Transfer Restrictions”, (a) the Selling Shareholders may sell all or a portion of the common shares held by them and offered hereby from time to time on any stock exchange, market or trading facility on which the common shares are traded or in private transactions, (b) the common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices, and (c) these sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•                  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales made after the date the registration statement is declared effective by the SEC;

•                  broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell common shares under Rule 144 promulgated under the Securities Act, if available, or otherwise rather than under this prospectus. In connection with sales of the common shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed common shares in connection with such short sales. The Selling Shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such common shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such common shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all fees and expenses of the registration of the common shares pursuant to the Settlement Agreements, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, transfer taxes applicable to the sale of common shares, if any and all fees and disbursements of counsel for the Selling Shareholders. We will indemnify Iroquois against liabilities, including some liabilities under the Securities Act in accordance with the Settlement Agreement with Iroquois or Iroquois will be entitled to contribution. We may be indemnified by Iroquois against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by Iroquois in accordance with the Settlement Agreement with Iroquois or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates, subject to the restrictions set forth under “Canadian Transfer Restrictions”.

The securities offered hereby have not been and will not be qualified for sale by way of a prospectus under the securities laws of Canada or any province or territory of Canada.  The securities are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof.  This prospectus has not been filed in respect of, and will not qualify, any distribution of shares in any province or territory of Canada.  Prior to a specified date, any certificate evidencing the common shares will bear a legend to the effect that such holders will not resell the shares to any Canadian resident or in Canada. See “Canadian Transfer Restrictions”.

CANADIAN TRANSFER RESTRICTIONS

The common shares offered hereby were not offered or sold in Canada or to a Canadian resident.  Unless permitted by Canadian laws, the common shares offered hereby may not be sold to any Canadian resident or in Canada for a period of 40 days after the date of issuance of the common shares.  A legend to this effect will be placed on the common shares prior to this time.  After 40 days, the common shares offered hereby may not be sold in Canada or to a Canadian resident unless the conditions in subsection 2.6(3) of National Instrumental 45-102 are satisfied or such trade is otherwise permitted under applicable Canadian securities laws.  See “Risk Factors — There are regulatory restrictions on your ability to resell the common shares offered hereby.”

CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of common shares that are acquired in this offering. Except where otherwise stated, this discussion only applies to “U.S. Holders” (as defined below) who hold common shares as “capital assets” within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that we are not a “controlled foreign corporation” for U.S. federal income tax purposes. This discussion is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder. Furthermore, the discussion does not address special situations that may apply to particular U.S. Holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates, tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, dealers in securities, private foundations, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, partnerships or other pass-through entities, U.S. Holders who own (directly, indirectly or by attribution) 10 per cent or more of the total combined voting power of all classes of our stock entitled to vote, U.S. Holders whose “functional currency” is not the U.S. dollar, and persons who hold common shares in connection with a “straddle”, “hedging”, “conversion” or other risk reduction transaction. This discussion does not address the tax consequences to U.S. Holders of common shares under any state, local, foreign and other tax laws and does not address any aspect of U.S. federal tax law other than income taxation. This discussion does not apply to holders who are not U.S. Holders.

The U.S. federal income tax consequences set forth below are based upon the Code, existing and proposed Treasury regulations promulgated thereunder, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No advance income tax ruling has been or will be sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in the summary.

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has validly made an election to be treated as a U.S. person under the applicable Treasury regulations.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the status and activities of the partnership. A holder of common shares that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax consequences of holding and disposing of common shares.

Prospective investors are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of common shares, including the tax consequences under any state, local, foreign and other tax laws.

Common Shares

Distributions

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder, as a dividend, to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its common shares, causing a reduction in the adjusted basis of such common shares. Thereafter, to the extent that such distribution exceeds a U.S. Holder’s adjusted tax basis in its common shares, the distribution will be treated as gain from the sale or exchange of such common shares. We do not intend to calculate our earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal tax information reporting purposes. Provided that we are not treated as a passive foreign investment company, described below, we believe that we are considered to be a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders (including individuals) that are treated as dividends should qualify for a reduced rate of tax for dividends received on or before December 31, 2010. If we are a passive foreign investment company under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Dividends on common shares will not be eligible for the dividends received deduction allowed to corporations under the Code.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as U.S.-source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit the amount of Canadian withholding tax imposed on dividends paid to such holder, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on the common shares generally will be treated as income from foreign sources and generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Taxable Disposition

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize capital gain or loss on the sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized on such sale, exchange or other taxable disposition of the common shares and the U.S. Holder’s adjusted tax basis in the common shares. For taxable years beginning on or before December 31, 2010, capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Generally adverse U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, certain gains from the sales of commodities, and gains from the disposition of passive assets.

Based on our structure and the composition of our income and assets, we do not believe we were a PFIC for the taxable year ended December 31, 2009, nor do we expect to be a PFIC for the current year or for subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond our control and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we will not be a PFIC in the current or subsequent taxable years.

If we were a PFIC in any taxable year during a U.S. Holder’s holding period for common shares, the U.S. Holder would, absent certain elections (including the mark-to-market election described below), be subject to special rules with respect to “excess distributions” made by us on the common shares and with respect to gain from the sale, exchange or disposition of common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S Holder in any taxable year over 125% of the average annual distributions the U.S. Holder has received from us during the shorter of the three preceding taxable years, or the U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the sale, exchange or disposition of the common shares ratably over its holding period for the common shares. The amounts allocated to the taxable year of the sale, exchange or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for the other taxable year, and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held common shares during any year in which we were a PFIC, even if we were not a PFIC in the year in which the U.S. Holder sold common shares or received an excess distribution in respect of its common shares.

If we were a PFIC in any taxable year, then, provided certain requirements were met, a U.S. Holder might be able to make a mark-to-market election to alleviate certain of the tax consequences referred to above. A “qualified electing fund” election would not be available to U.S. Holders, because we do not intend to provide the necessary information to allow U.S. Holders to make such an election for any tax year in which we were a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences that would arise if we were treated as a PFIC for any year, as well as the availability of any elections to mitigate the adverse tax consequences to a U.S. Holder if we were a PFIC.

Under recently enacted U.S. federal income tax legislation and subject to future guidance, if we were a PFIC in any taxable year, U.S. Holders would be required to file, for taxable years beginning on or after March 18, 2010, an annual information return with the IRS relating to their ownership of common shares.  This new filing requirement is in addition to any pre-existing reporting requirements that apply to a U.S. Holder’s interest in a PFIC (which the recently enacted tax legislation does not affect).  You are urged to consult your own tax advisor regarding the new filing requirement for shareholders of a PFIC.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of dividends on the common shares or the proceeds received on the sale, exchange, or other taxable disposition of common shares paid within the U.S. (and in certain cases, outside the U.S.) to U.S. Holders other than certain exempt recipients. In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends or interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the required information is provided to the IRS in a timely manner.

Subject to specified exceptions and future guidance, recently enacted U.S. federal income tax legislation generally requires a U.S. Holder that is an individual to report to the IRS certain interests owned by such U.S. Holder in stock or securities issued by a non-U.S. person (such as the Company). This new reporting requirement applies for taxable years beginning after March 18, 2010. Failure to report information required under this legislation could result in substantial penalties. You are urged to consult your own tax advisor regarding the information reporting obligations that may arise from the ownership of common shares.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of the common shares. Each prospective investor should consult with its own tax advisor concerning the tax consequences with regard to its particular circumstances.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of Canada.  Most of our directors and officers, as well as certain of the experts named in this prospectus, are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

EXPENSES

The following are the estimated expenses in connection with the distribution of the common shares being registered hereunder.

Securities and Exchange Commission registration fee*	US$	57.97
Accounting fees and expenses		25,000
Legal fees and expenses		60,000
Miscellaneous expenses		10,000

Total	US$	95,057.97

Note:

*                 Actual fee.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for the Company by Torys LLP, 237 Park Avenue, New York, New York 10017.

EXPERTS

Our financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the Registration Statement on Form F-3 filed with the Commission and does not contain all of the information in the Registration Statement.  The full Registration Statement may be obtained from the Commission, as indicated below.

We are a public company and file annual and special reports and other information with the Canadian securities regulatory authorities and the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our filings with the Commission are also available to the public at the Commission’s website at www.sec.gov. Copies of documents that we have filed with the securities regulatory authorities in Canada may be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com. Our common shares are quoted on NASDAQ and certain of our filings with the Commission are also available through The NASDAQ Stock Market, Inc. website at www.NASDAQ.com.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Commission are specifically incorporated by reference in this prospectus:

1.               the description of our capital stock contained in our registration statement on Form F-3 (File No. 333-162998), which was declared effective by the Commission on December 31, 2009, and in the related prospectus supplement no. 1 to the shelf prospectus contained in the Form F-3, which was filed on January 12, 2010;

2.               our Annual Report on Form 20-F for the year ended December 31, 2009, filed on March 26, 2010;

3.               our management’s discussion and analysis of financial condition and results of operations as at and for the years ended December 31, 2009 and 2008, filed as exhibit 99.2 to our Form 6-K on March 26, 2010;

4.               our management’s discussion and analysis of financial condition and results of operations as at and for the three months ended March 31, 2010, filed as exhibit 99.2 to our Form 6-K filed on May 12, 2010;

5.               our unaudited consolidated financial statements for the three months ended March 31, 2010, filed as exhibit 99.3 to our Form 6-K filed on May 12, 2010;

6.               our management proxy circular dated March 25, 2010 in connection with our annual and special meeting of shareholders to be held on May 12, 2010, filed as exhibit 99.2 to our Form 6-K filed on April 9, 2010;

7.               the business acquisition report regarding the transaction with APIF, filed as exhibit 99.1 to our Form 6-K on January 11, 2010;

8.               our Form 6-Ks filed on January 12, 2010 and January 19, 2010 regarding a registered direct offering with the Selling Shareholders;

9.               our Form 6-Ks filed on February 8, 2010 and March 12, 2010 regarding our Share Consolidation;

10.         our Form 6-K filed on March 19, 2010 regarding update on NASDAQ trading status;

11.         our Form 6-K filed on April 28, 2010 regarding settlement of litigation with American Power Conversion Corporation; and

12.         our Form 6-Ks filed on February 26, 2010, March 2, 2010 and May 25, 2010 regarding the disputes with Alpha Capital Anstalt and Iroquois Master Fund Ltd. and the settlement of such disputes.

All documents filed with the Commission by us pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common shares hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference all subsequent annual reports on Form 20-F or Form 40-F that we file with the Commission, all subsequent interim financial statements filed on Form 6-K with the Commission pursuant to the Exchange Act and certain reports on Form 6-K that we furnish to the Commission (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, no document of Algonquin Power & Utilities Corp. filed by it with the securities regulatory authorities in Canada or filed with or furnished to the Commission on or after October 27, 2009 shall nor shall be deemed to be incorporated by reference into or constitute a part of this prospectus, and we expressly disclaim any such incorporation by reference or inclusion.

Upon a new annual report and new annual financial statements being filed with and accepted by the applicable securities regulatory authorities during the currency of this prospectus, the previous annual report, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities hereunder.

The Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any of the above documents. Such requests should be addressed to Lawrence E. Davis, Chief Financial Officer, at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8 (Telephone: (905) 361-3633).  Our recent filings with the Commission may also be obtained over the Internet at the Commission’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.